Exhibit 10.1

Execution Version

BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED 520 Madison Avenue New York, New York 10022	CREDIT SUISSE SECURITIES (USA) LLC CREDIT SUISSE AG Eleven Madison Avenue New York, New York 10010	UBS AG, STAMFORD BRANCH 677 Washington Boulevard Stamford, Connecticut 06901 UBS SECURITIES LLC 1285 Avenue of the Americas New York, New York 10019

CONFIDENTIAL

July 23, 2015

Anthem, Inc.
120 Monument Circle
Indianapolis, Indiana 46204
Attention: David Kretschmer, Senior Vice President,
Treasurer and Chief Investment Officer

Project Confluence

Commitment Letter

Ladies and Gentlemen:

You (“you” or the “Borrower”) have advised Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (or its designated affiliates, “MLPFS” and, together with Bank of America, “BofAML”), Credit Suisse AG (acting through such of its affiliates or branches as it deem appropriate, “CS”), Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”), UBS Securities LLC (“UBS Securities”) and UBS AG, Stamford Branch (“UBS AG” and, together with UBS Securities, “UBS”; BofAML, Credit Suisse and UBS, collectively, the “Commitment Parties”, “we” or “us”) that you intend to acquire (the “Acquisition”) all of the outstanding equity interest in Cigna Corporation (the “Acquired Business”), through a merger transaction with Anthem Merger Sub Corp. (“Merger Sub”) (where the Acquired Business is the surviving entity), and subsequent merger of the Acquired Business with the Borrower substantially concurrently with the initial merger (where the Borrower is the surviving entity), in each case, subject to and in accordance with the terms of the Agreement and Plan of Merger (together with the schedules and exhibits thereto, the “Acquisition Agreement” ) dated as of July 23, 2015, among the Borrower, the Acquired Business and Merger Sub, and to consummate the other Transactions (as hereinafter defined). In connection therewith, the Borrower intends to obtain (a) a 364-day senior unsecured bridge term loan credit facility (the “Bridge Facility”) in an aggregate principal amount of up to $26,500,000,000 (as such amount may be reduced as set forth in the Bridge Term Sheet, including by the amount of any Term Facilities committed under the Term Facilities Documentation) and (b) senior unsecured term loan facilities comprised of:

(i) a tranche of senior unsecured term loans with a three year maturity in an aggregate principal amount of up to $2,000,000,000 (the “Three Year Tranche”) and (ii) a tranche of senior unsecured term loans with a five year maturity in an aggregate principal amount of up to $2,000,000,000 (the “Five Year Tranche” and, together with the Three Year Tranche, the “Term Facilities”; the Term Facilities, together with the Bridge Facility, the “Facilities”). The date of consummation of the Acquisition is referred to herein as the “Closing Date.” All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Term Sheets.

1.        Commitments.  In connection with the foregoing, (a)(i) each of Bank of America, CS and UBS AG is pleased to advise you of its several, and not joint, commitment to provide (x) the applicable percentage set forth in Schedule I hereto (the “Bridge Commitments”) of the full principal amount of the Bridge Facility (in such capacity, each an “Initial Bridge Lender” and collectively, the “Initial Bridge Lenders”) and (y) the lesser of the fixed dollar amount and the applicable percentage set forth in Schedule I hereto of commitments (the “Term Commitments”) under each Term Facility (in such capacity, each an “Initial Term Lender” and collectively, the “Initial Term Lenders”; the Initial Term Lenders, together with the Initial Bridge Lenders, the “Initial Lenders”), (ii) Bank of America is pleased to advise you of its willingness, and you hereby appoint Bank of America, to act as the sole and exclusive administrative agent for the Bridge Facility (in such capacity, the “Bridge Administrative Agent”) and to act as the sole and exclusive administrative agent for the Term Facilities (in such capacity, the “Term Administrative Agent” and, together with the Bridge Administrative Agent, the “Administrative Agents”) and (iii) each of UBS AG and CS is pleased to advise you of its willingness, and you hereby appoint UBS AG and CS, to act as co-syndication agents for each of the Facilities, in each case upon the terms set forth in this letter and in Exhibits A, B and C hereto and subject only to the conditions set forth in Section 5 of this letter and Exhibit C hereto, as applicable (collectively, the “Term Sheets” and, together with this letter agreement, the “Commitment Letter”), and (b) each of MLPFS, UBS Securities and CS Securities is pleased to advise you of its willingness, and you hereby engage MLPFS, UBS Securities and CS Securities, to act as an exclusive joint lead arranger and an exclusive joint bookrunner for each of the Facilities (in such capacity, each a “Lead Arranger” and together, the “Lead Arrangers”), and in connection therewith to form (in consultation with you other than with respect to Permitted Assignees (as defined below)) a syndicate of lenders for the Term Facilities (collectively, the “Term Lenders”) and for the Bridge Facility (collectively, the “Bridge Lenders” and, together with the Term Lenders, the “Lenders”).

It is further agreed that (i) BofAML shall have “left placement” in any offering and marketing materials for the Facilities, and shall hold the roles and responsibilities conventionally understood to be associated with such placement and (ii) the Lead Arrangers other than BofAML will appear in any offering and marketing materials for the Facilities in the following order: Credit Suisse and UBS. You further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter (as hereinafter defined)) will be paid in order to obtain commitments in connection with any Facility unless you and we shall so agree; provided that, in connection with the syndication of the Facilities, at any time on or prior to the 15th business day following the date of this Commitment Letter, you may (in consultation with the Lead Arrangers), appoint up to two financial institutions reasonably acceptable to the Lead Arrangers to act as co-documentation

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agents, co-managers or other similar roles (but not joint lead arrangers, joint bookrunners or co-syndication agents) for each of the Facilities (the “Additional Agents”) in a manner and with economics determined by you and us (it being understood that, (i) each such Additional Agent (or its affiliates) shall assume at least a proportion of the commitments with respect to each Facility that is equal to the proportion of the economics (if any) allocated to such Additional Agent (or its affiliates) with respect to such Facility and Schedule I hereto shall be automatically amended accordingly, (ii) to the extent Additional Agents are appointed in respect of the Bridge Facility, the economics (if any) allocated to and the Bridge Commitments of the Commitment Parties party hereto on the date hereof in respect of the Bridge Facility, will be reduced ratably by the commitments of such appointed entities upon the execution and delivery by such Additional Agent of a Joinder Agreement (as defined below) or the applicable Credit Documentation for the Bridge Facility, (iii) to the extent Additional Agents are appointed in respect of the Term Facilities, the economics (if any) allocated to and the Term Commitments of the Commitment Parties party hereto on the date hereof in respect of the Term Facilities, will be reduced ratably by the commitments of such appointed entities upon the execution and delivery by such Additional Agent of a Joinder Agreement or the applicable Credit Documentation for the Term Facilities and (iv) no Additional Agent shall receive greater total compensatory economics with respect to any Facility than those individually received by each Commitment Party party hereto on the date hereof.

The commitments of the Initial Lenders in respect of the Facilities and the undertaking of the Lead Arrangers to provide the services described herein are subject to the satisfaction of each of the conditions precedent set forth herein and in the Term Sheets (it being understood that the commitments of the Initial Lenders hereunder in respect of the Facilities are subject only to the conditions set forth in Section 5 of the Commitment Letter and in Exhibit C attached to this Commitment Letter).

2.        Syndication.  The Lead Arrangers intend to commence syndication of the Facilities promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter and the several commitments of the Commitment Parties hereunder shall be reduced (a) in respect of the Bridge Facility, dollar-for-dollar on a pro-rata basis as and when corresponding commitments are received from the Bridge Lenders in compliance with Section 8 hereof and (b) in respect of the Term Facilities, as determined by the Lead Arrangers after full subscription of 71.25% of the aggregate principal amount of the Three Year Tranche in commitments in respect of the Three Year Tranche and 71.25% of the aggregate principal amount of the Five Year Tranche in commitments in respect of the Five Year Tranche that are not committed to by the Initial Term Lenders hereunder, upon the allocation of the commitments in respect of the applicable Facility, in each case, pursuant to a Joinder Agreement or pursuant to the applicable Credit Documentation in respect of such Facility. Until the earlier of (i) 60 days following the Closing Date and (ii) the completion of a Successful Syndication (as defined in the Fee Letter) (such date, the “Syndication Date”), you agree to actively assist, and to use your commercially reasonable efforts to cause the Acquired Business and its subsidiaries to actively assist, the Lead Arrangers in achieving a Successful Syndication (as defined in the Fee Letter). Such assistance shall include, in each case, subject to compliance with state and federal laws, rules and regulations: (a) subject to the limitations in the immediately succeeding paragraph, your providing and causing your advisors to provide, and using your commercially reasonable efforts to cause the Acquired Business, its subsidiaries and their respective advisors to provide, the Lead

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Arrangers and the Lenders upon reasonable request with all information reasonably deemed necessary by the Lead Arrangers to complete such syndication, including, but not limited to, information and evaluations prepared by you, the Acquired Business and your and its advisors, or on your or its behalf, relating to the Transactions (including the Projections (as hereinafter defined)), (b) your assistance in the preparation of a confidential information memorandum with respect to the Facilities in form and substance customary for transactions of this type and otherwise reasonably satisfactory to the Lead Arrangers (each, an “Information Memorandum”) and other customary marketing materials to be used in connection with the syndication of the Facilities (collectively with the Term Sheets and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined), the “Information Materials”), (c) your using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit from your existing lending relationships and, to the extent practical and appropriate, the existing banking relationships of the Acquired Business, (d) your using commercially reasonable efforts to execute and deliver one or more Joinder Agreements (as hereinafter defined) delivered to you in respect of any Permitted Assignee (as hereinafter defined), as soon as reasonably practicable following commencement of syndication of the Bridge Facility, (e) using your commercially reasonable efforts to maintain a Public Debt Rating (after giving effect to the Transactions but not a specific rating) of the Borrower from each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Corporation (“S&P”) until the Syndication Date, and (f) your otherwise assisting the Lead Arrangers in their syndication efforts, including by making your officers and advisors, and using your commercially reasonable efforts to make the officers and advisors of the Acquired Business, available from time to time to attend and make presentations at one or more meetings of prospective Lenders at times and places to be mutually agreed.

For the avoidance of doubt, nothing contained in this Commitment Letter shall require you to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality binding on you, the Acquired Business or your or its respective affiliates; provided that (x) in the case of any confidentiality obligation, you shall have used commercially reasonable efforts to obtain consent to provide such information and (y) you shall notify us if any such information is being withheld as a result of any such obligation of confidentiality (but solely if providing such notice would not violate such confidentiality obligation).

You further agree to use commercially reasonable efforts to (1) deliver to one or more investment banks appointed by you to place or sell the Takeout Securities (collectively the “Investment Bank”), not later than 10 business days prior to the Closing Date, a complete preliminary prospectus supplement, preliminary offering memorandum or preliminary private placement memorandum (collectively, an “Offering Document”) (and at no time during the 10 business day period shall the financial information in such Offering Document become stale) suitable for use in a customary offering registered under the Securities Act of 1933, as amended, or pursuant to Rule 144A thereunder relating to the Takeout Securities, which contains all financial statements and other data required to be included therein or customarily included therein (including all audited annual financial statements, including target financial statements and all unaudited quarterly financial statements (which shall have been reviewed by your independent accountants as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722) prepared in accordance with, or reconciled to, generally

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accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended) and all required pro forma financial statements and all other data (including selected financial data) that the Securities and Exchange Commission would require in a registered offering of the applicable Takeout Securities or that would be necessary for the Investment Banks to receive customary “comfort” (including “negative assurance” comfort) from the Borrower’s independent accountants, the Acquired Business’ independent accountants and any other applicable accountants (including, without limitation, any relevant predecessor accountant or acquired company accountant) in connection with the applicable Takeout Securities, (2) arrange to deliver at the closing of such placement or sale (A) a customary comfort letter (which shall provide “negative assurance” comfort) from the Borrower’s independent accountants, the Acquired Business’ independent accountants and any other applicable accountants (including, without limitation, any relevant predecessor accountant or acquired company accountant) and (B) a customary “10b-5” legal opinion or disclosure letter from your counsel, and (3) cause the senior management and other representatives of the Borrower and, in a manner consistent with the terms of the Acquisition Agreement, the Acquired Business, to provide access in connection with due diligence investigations and to prepare and participate in a customary “road show”.

In order to facilitate an orderly and successful syndication of the Facilities, you agree that until the Syndication Date, the Borrower and its subsidiaries shall not, and shall use commercially reasonable efforts to ensure that the Acquired Business and its subsidiaries shall not, issue, announce, offer, place or arrange debt or equity securities or any syndicated credit facilities of the Borrower, the Acquired Business or their respective subsidiaries (other than (i) the Senior Notes, (ii) amendments to, or the refinancing or replacement of, your Existing Credit Agreement (including any increases in the amount thereof up to an aggregate principal amount of such increases not to exceed $1,500,000,000), (iii) issuances of commercial paper, (iv) indebtedness permitted to be incurred by the Acquired Business and its subsidiaries pursuant to the Acquisition Agreement, (v) indebtedness incurred in the ordinary course of business, including, without limitation, borrowings under existing credit facilities and refinancings of existing indebtedness that matures prior to the date that is 6 months after the Syndication Date, (vi) indebtedness incurred to pay cash consideration in connection with any exercise of conversion rights by the holders of the Borrower’s 2.750% Senior Convertible Debentures due 2042, (vii) other debt in an aggregate principal amount not to exceed in excess of $100,000,000, (viii) equity securities issued pursuant to employee stock option or purchase plans, (ix) issuances of equity to the shareholders and option holders of the Acquired Business in connection with the Acquisition, (x) equity issued to sellers as consideration for any other acquisition by the Borrower or its subsidiaries and (xi) any other debt or equity financing agreed by the Lead Arrangers), in each case if such issuance, announcement, offering, placement or arrangement could reasonably be expected to materially impair the primary syndication of any Facility.

It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication of the Facilities in consultation with you (subject, however, to your rights to appoint Additional Agents as provided above and the proviso below), including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders; provided that the Lead Arrangers will not syndicate to any person (other than those financial institutions (and their affiliates) identified by the Lead Arrangers to you in writing on

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or prior to the date hereof and to lenders under the Existing Credit Agreement (other than a “defaulting lender” under and as defined therein, as of the date such syndication) without your consent (such consent not to be unreasonably withheld or delayed). It is understood that no Lender participating in the Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Term Sheets and the Fee Letter. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Lead Arrangers.

Notwithstanding anything to the contrary contained in this Commitment Letter or any other agreement or undertaking concerning the Facilities, but without limiting your obligations to assist with syndication in this Section 2, none of the foregoing obligations under the provisions of this Section 2 nor the commencement, conduct or completion of the syndication contemplated by this Section 2 is a condition to the commitments or the funding of the Facilities on the Closing Date.

Notwithstanding the Lead Arranger’s right to syndicate the Facilities and receive commitments with respect thereto, except in each as provided above with respect to the appointment by you of Additional Agents or assignments made as expressly provided in Section 8, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including, subject to the satisfaction of the conditions set forth herein, its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation by an Initial Lender shall become effective as between you and such Initial Lender with respect to all or any portion of such Initial Lender’s commitments in respect of the Facilities until the initial funding of the Facilities and (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until after the Closing Date has occurred.

3.        Information Requirements. You hereby represent and warrant that (a) all written information, other than Projections (as defined below), forward-looking information and other information of a general economic or industry nature (the “Information”), that has been or is hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives in connection with any aspect of the Transactions (which representation and warranty shall be to your knowledge to the extent it relates to the Acquired Business or its subsidiaries), when taken as a whole, is and will be when furnished (with your SEC filings and those of the Acquired Business being deemed made available for purposes hereof at the time of the filing thereof) complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made or are made, when taken as a whole (giving effect to all supplements and updates provided thereto) and (b) all financial projections concerning the Borrower, the Acquired Business and their respective subsidiaries that have been or are hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives (the “Projections”) have been or will be prepared in good faith based upon assumptions that were believed by the Borrower to be reasonable as of the date

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such Projections are prepared and as of the date such Projection are made available to the Lead Arrangers (it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material). You agree that if at any time prior to the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect (prior to the Closing Date, to your knowledge with respect to Information and forward looking information relating to the Acquired Business) if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations (prior to the Closing Date, to your knowledge with respect to Information and forward looking information relating to the Acquired Business) will be correct in all material respects at such time. The accuracy of the foregoing representations and warranties, whether or not cured or supplemented, shall not be a condition to the obligations of any of the Initial Lenders hereunder. In issuing this commitment and in arranging and syndicating the Facilities, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof.

You acknowledge that (a) the Lead Arrangers on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal and state securities laws, “MNPI”) with respect to the Borrower, the Acquired Business, their respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials to (a) prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

You agree that the Lead Arrangers on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of any Facility and (c) drafts and final versions of definitive documents with respect to the Facilities. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arrangers will not distribute such materials to

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Public Lenders without further discussions with you. You agree that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

4.        Fees and Indemnities.

(a)      You agree to pay, or cause to be paid, the fees set forth in the separate fee letter addressed to you dated the date hereof from the Commitment Parties (the “Fee Letter”). You also agree to reimburse the Commitment Parties from time to time, upon presentation of a summary statement (in reasonable detail), for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of counsel which shall be limited to the reasonable and documented out-of-pocket fees and other charges of one counsel acting collectively on behalf of the Lead Arrangers and the Administrative Agents, and, if necessary, of one regulatory counsel and one local counsel retained by the Lead Arrangers and the Administrative Agents in each relevant regulatory field and each relevant jurisdiction, respectively (and, in the case of an actual or perceived conflict of interest where the Commitment Party affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Commitment Party), and due diligence expenses) incurred in connection with the Facilities, the syndication thereof, the preparation of the Credit Documentation (as hereinafter defined) therefor and the other transactions contemplated hereby, whether or not the funding of any Facility occurs or any Credit Documentation is executed and delivered or any extensions of credit are made under the Facilities. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

(b)      You also agree to indemnify and hold harmless each of the Commitment Parties, each other Lender and each of their affiliates and controlling persons, successors and assigns and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees and expenses of one counsel, representing all of the Indemnified Parties, taken as a whole, and, if necessary, of a single local counsel in each relevant regulatory field and each relevant jurisdiction (which may include a single special counsel acting in multiple regulatory fields and/or jurisdictions) for all such Indemnified Parties, taken as whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnified Party))) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of any investigation, litigation or proceeding (or preparation of a defense in connection therewith) relating to or arising out of (a) any aspect of the Transactions or any similar transaction and any of the other transactions contemplated thereby or (b) the Facilities or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent

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jurisdiction to have resulted from (x) such Indemnified Party’s gross negligence, bad faith or willful misconduct, (y) such Indemnified Party’s material breach of this Commitment Letter, the Fee Letter or any of the Credit Documentation or (z) disputes solely among Indemnified Parties not arising from or in connection with any act or omission by the Borrower or any of its affiliates (other than any Proceedings (as hereinafter defined) against a Commitment Party in its capacity or in fulfilling its role as an administrative agent or arranger or other similar role under any Facility). In the case of any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors, the Acquired Business or their subsidiaries, affiliates or equity holders, or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transactions is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you, or your subsidiaries or affiliates or to your respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transactions, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct. It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person), and that the Commitment Parties shall be severally liable solely in respect of their respective commitments under the Facilities, on a several, and not joint, basis with any other Lender. Notwithstanding any other provision of this Commitment Letter, no party hereto and no Indemnified Party shall be liable for any indirect, special, punitive or consequential damages in connection with its activities relating to any Facility. Notwithstanding any other provision of this Commitment Letter, no party hereto and no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence, bad faith or willful misconduct of such party hereto or such Indemnified Party as determined by a final, non-appealable judgment of a court of competent jurisdiction. You shall not be liable for any settlement of any Proceeding effected without your prior written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your prior written consent or if there is a final judgment in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section 4. You shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission of fault by or on behalf of such Indemnified Party.

5.        Conditions to Financing. Each Initial Lender’s commitment hereunder, and each of our agreements to perform the services described herein, are subject solely to satisfaction or waiver of each of the following conditions precedent: (a) at any time on or after the date of the Acquisition Agreement, there shall not have occurred any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or

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in the aggregate, a Material Adverse Effect (as defined below) on the Acquired Business, (b) the negotiation, execution and delivery of the Credit Documentation with respect to the Facilities consistent with this Commitment Letter and the Fee Letter and the applicable Documentation Principles, and (c) the satisfaction or waiver by the Initial Lenders of the conditions set forth on Exhibit C. For the purposes hereof, “Material Adverse Effect” means, with respect to any Person, any event, change, effect, development or occurrence that has a material adverse effect on the business, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole; provided, however, that no event, change, effect, development or occurrence shall be deemed to constitute, nor shall any of the foregoing be taken into account in determining whether there has been, a Material Adverse Effect, to the extent that such event, change, effect, development or occurrence results from or arises out of: (i) any changes in conditions generally affecting the healthcare, health insurance or managed care industry or any other industry in which such Person and any of its Subsidiaries operate, except to the extent that any such changes have a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to the effect such changes have on others operating in the industries in which such Person and any of its Subsidiaries operate, (ii) any decline, in and of itself, in the market price or trading volume of the common stock of such Person or in its credit ratings (it being understood that the foregoing shall not preclude any assertion that the facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (iii) any general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent that such changes or conditions have a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to the effect such changes or conditions have on others operating in the industries in which such Person and any of its Subsidiaries operate, (iv) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the foregoing shall not preclude any assertion that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (v) the execution and delivery of the Acquisition Agreement or the public announcement or pendency of the transactions contemplated by the Acquisition Agreement, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with customers, providers, suppliers, partners or employees (it being understood that the foregoing shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of the Acquisition Agreement or the consummation of the transactions contemplated thereby), (vi) any change in any applicable rule, regulation, ordinance, statute or any other law of or by any Governmental Entity after the date of the Acquisition Agreement, except to the extent that any such changes have a materially

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disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to the effect such changes have on others operating in the industries in which such Person and any of its Subsidiaries operate, (vii) any change in GAAP or applicable statutory accounting principles (or authoritative interpretations thereof) after the date of the Acquisition Agreement, except to the extent that any such changes have a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to the effect such changes have on others operating in the industries in which such Person and any of its Subsidiaries operate, (viii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the Acquisition Agreement, except to the extent that any such events have a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to the effect such events have on others operating in the industries in which such Person and any of its Subsidiaries operate, or (ix) any hurricane, earthquake, tornado, flood or other natural disaster, except to the extent that any such events have a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to the effect such events have on others operating in the industries in which such Person and any of its Subsidiaries operate. All capitalized terms used and not otherwise defined in the definition of Material Adverse Effect shall have the same meanings as specified therefor in the Acquisition Agreement (as in effect on the date hereof).

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations the accuracy of which shall be a condition to the availability of any of the Facilities on the Closing Date shall be (i) such of the representations made by the Acquired Business in the Acquisition Agreement (as defined in Exhibit A) as are material to the interests of the Lenders, but only to the extent that you have (or a subsidiary of yours has) the right to terminate your (or your affiliates’) obligations under the Acquisition Agreement as a result of the breach of such representations in the Acquisition Agreement, or the accuracy of such representations in the Acquisition Agreement is a condition to your (or your affiliates’) obligations to consummate the Acquisition pursuant to the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as hereinafter defined) and (b) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth in the immediately preceding paragraph are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower relating to corporate existence, corporate power and authority to enter into the Credit Documentation, due authorization, execution, delivery and enforceability of the Credit Documentation, no conflicts of the Credit Documentation with (x) the charter documents of the Borrower or (y) the agreements governing the replacement or refinancing of the Borrower’s Existing Credit Agreement or the Borrower’s material debt securities in respect of which the applicable governing instrument is required to be filed as an exhibit under Item 601(b)(4) of Regulation S-K to a registration statement or report of the Borrower filed with the Securities and Exchange Commission, Federal Reserve margin regulations, the use of the proceeds of the Facilities not violating laws against sanctioned persons, the Foreign Corrupt Practices Act and the U.S.A. Patriot Act, solvency (to be defined in a manner substantially the same as set forth on Annex I to Exhibit C attached hereto) and the Investment Company Act. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

6.        Confidentiality and Other Obligations. This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and, may not be disclosed in whole or in part to any person or entity without our prior written consent (such approval not to be unreasonably withheld or delayed) except (i) on a confidential and need-to-know basis, to your

11

affiliates and your and your affiliates’ directors, officers, employees, accountants, attorneys and other professional advisors in connection with the Transactions, (ii) following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter to the Lead Arrangers as provided below, you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) in any confidential information memorandum relating to either of the Facilities, in any syndication or other marketing materials in connection with such Facility or in connection with any public filing relating to the Transactions, (iii) following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter to the Lead Arrangers as provided below, you may file a copy or any portion of this Commitment Letter (but not the Fee Letter) in any public record in which it is required by law to be filed, (iv) you may disclose, on a confidential basis, the existence and contents of this Commitment Letter, including Exhibits A and B (but not the Fee Letter) to any rating agency or any prospective Lenders to the extent necessary to satisfy your obligations or the conditions hereunder or in connection with the appointment of an Additional Agent as provided above, (v) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case your agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to such disclosure), (vi) you may disclose the aggregate fee amounts contained in the Fee Letter in financial statements or as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for either of the Facilities or in any public filing relating to the Transactions (which in the case of such public filing may indicate the existence of the Fee Letter), (vii) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and the Fee Letter, and (viii) this Commitment Letter and the Fee Letter (redacted in a manner reasonably satisfactory to us) may be disclosed to the Acquired Business, their respective subsidiaries and their officers, directors, employees, affiliates, independent auditors (but only with respect to this Commitment Letter), legal counsel and other legal advisors on a confidential and need-to-know basis in connection with their consideration of the Transactions. Notwithstanding the foregoing, following your acceptance hereof, this Commitment Letter (but not the Fee Letter) may be filed with the Securities Exchange Commission, and thereafter the foregoing restrictions on the disclosure of the Commitment Letter shall no longer apply.

Each Commitment Party shall use all information provided to them by or on behalf of you hereunder or in connection with the Acquisition or the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions and shall treat confidentially all such information and shall not disclose such information; provided, however, that nothing herein shall prevent the Commitment Parties or their respective affiliates from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation (except with respect to any audit or examination conducted by bank accountants or any governmental agency, bank or securities regulatory or self-regulatory authority exercising examination or regulatory authority)),

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(ii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in each case such Commitment Party agrees to inform you promptly thereof prior to disclosure to the extent not prohibited by law, rule or regulation), (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by the Commitment Parties or any of their respective affiliates, (iv) to the Commitment Parties’ affiliates and their and their affiliates’ respective, directors, officers, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and who are either subject to customary confidentiality obligations of employment or professional practice, or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that the Commitment Parties shall be responsible for their controlled affiliates’ compliance in keeping such information confidential, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is received by the Commitment Parties from a third party that is not to any of the Commitment Parties’ knowledge subject to confidentiality obligations to you or any of your controlled affiliates, (vii) to the extent that such information is independently developed by the Commitment Parties, (viii) to actual or prospective, direct or indirect counterparties (or their advisors) to any swap or derivative transaction relating to the Borrower, the Acquired Business or any of their respective subsidiaries or any of their respective obligations or (ix) to potential Lenders, participants or assignees; provided, that the disclosure of any such information pursuant to clauses (viii) and (ix) above shall be made subject to the acknowledgment and acceptance by such recipient that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as set forth in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of the Commitment Parties (which shall in any event be no less protective than customary market standards for dissemination of such type of information), in the event of any electronic access through Syndtrak, another website or similar electronic system or platform, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof. This paragraph shall terminate on the second anniversary of the date hereof.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Borrower, the Acquired Business and their respective affiliates with the same degree of care as they treat their own confidential information and otherwise subject to the immediately preceding paragraph. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) each of the Facilities and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the

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Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with each transaction contemplated hereby and the process leading to such transaction, each of the Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, equity holders, creditors or employees or any other party, (v) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters) and the Commitment Parties have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), each of them is required to obtain, verify and record information that identifies the Borrower, which information includes the Borrower’s name and address and other information that will allow the Commitment Parties, as applicable, to identify the Borrower in accordance with the U.S.A. Patriot Act, and that such information may be shared with Lenders.

7.        Survival of Obligations.  The provisions of Sections 2, 3, 4, 6 and 8 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder; provided that the provisions of Sections 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness of the Facilities; provided, further that (i) if the Bridge Facility closes and the Credit Documentation with respect to the Bridge Facility shall be executed and delivered, the provisions Sections 2 and 3 shall survive only until the Syndication Date, and (ii) if a Facility closes and the Credit Documentation in respect of such Facility shall be executed and delivered, the provisions under Section 4, to the extent covered in such Credit Documentation, and the second paragraph of Section 6 shall be superseded and deemed replaced with respect to the commitments relating to such Facility by the terms of such Credit Documentation governing such matters. You may ratably terminate each Initial Lender’s commitments hereunder at any time subject to the provisions of the preceding sentence.

8.        Miscellaneous.  Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization and

14

other similar laws relating to or affecting creditors’ rights generally) with respect to the subject matter contained herein, including the good faith negotiation of the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter; it being acknowledged and agreed that the funding of the Facilities is subject only to the applicable conditions precedent set forth in Section 5 hereof or Exhibit C.

This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by facsimile or other electronic transmission (e.g., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof or hereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions and the other transactions contemplated hereby or thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof or thereof; provided, however, that (a) the interpretation of the definition of “Material Adverse Effect” (and whether or not a “Material Adverse Effect” has occurred or would reasonably be expected to occur), (b) the determination of the accuracy of any Acquisition Agreement Representations and whether as a result of any inaccuracy of any Acquisition Agreement Representation there has been a failure of a condition precedent to your (or your affiliates’) obligation to consummate the Acquisition or such failure gives you the right to terminate your (or your affiliates’) obligations under the Acquisition Agreement and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall, in each case, be governed by, and construed and interpreted in accordance with, the internal laws and judicial decisions of the State of Delaware applicable to agreements executed and performed entirely within such State without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter, the Transactions and the other transactions contemplated hereby or thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such

15

court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

This Commitment Letter, together with the Fee Letter, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Facilities and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

This Commitment Letter may not be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties). Each Initial Lender may assign all or a portion of its commitment hereunder only to one or more prospective Lenders that are (i) those financial institutions (and their affiliates) identified by the Lead Arrangers to you in writing on or prior to the date hereof, (ii) approved by you in writing (such approval not be unreasonably withheld or delayed), (iii) lenders under the Existing Credit Agreement (as defined in Exhibit B) (other than a “defaulting lender” under and as defined therein, as of the date of such assignment) or (iv) Additional Agents (such Lenders described in clauses (i), (ii), (iii) and (iv) each, a “Permitted Assignee”), whereupon such Initial Lender shall be released from the portion of its commitment hereunder so assigned; provided that no such assignment shall relieve such Initial Lender of its obligations hereunder, except to the extent such assignment is evidenced by a customary joinder agreement (a “Joinder Agreement”) pursuant to which such Permitted Assignee agrees to become party to this agreement and extend commitments directly to you on the terms set forth herein, and which shall not add any conditions to the availability of any Facility or change the terms of any Facility or change compensation in connection therewith except as set forth in the Commitment Letter and the Fee Letter and which shall otherwise be reasonably satisfactory to you and us. The Joinder Agreements will include a provision allowing you, at your expense, to replace any such additional Lender party thereto that has (or is controlled by or under common control with any person or entity that has) been deemed insolvent or become subject to a bankruptcy, insolvency, receivership, conservatorship or other similar proceeding, or that refuses to execute, or materially delays in executing, the Credit Documentation governing a given Facility agreed with the Lead Arrangers, with another financial institution selected by you in consultation with the Lead Arrangers.

Subject to Section 2 hereof, any and all obligations of, and services to be provided by the Commitment Parties hereunder (including, without limitation, the Initial Lenders’ commitments) may be performed and any and all rights of the Commitment Parties hereunder may be exercised by or through any of its respective affiliates or branches and, in connection with such performance or exercise, the Commitment Parties may exchange with such affiliates or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to the Commitment Parties hereunder; provided, that

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with respect to the commitments, any assignments thereof to an affiliate or branch will not relieve an Initial Lender making such assignment from any of its obligations hereunder unless and until such affiliate or branch shall have funded the portion of the commitment so assigned on the Closing Date.

Please indicate your acceptance of the terms of the Facilities set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter, not later than 5:00 p.m. (New York City time) on July 24, 2015 whereupon the undertakings of the parties with respect to the Facilities shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Facilities if not so accepted by you at or prior to that time. Thereafter, all commitments and undertakings of each Commitment Party hereunder will expire on the earliest of (a) the funding of the Facilities, (b) with respect to the Term Commitments, the execution and delivery of the Term Facilities Documentation by each of the parties thereto, and the effectiveness of the commitments thereunder, and with respect to the Bridge Commitments, the execution and delivery of the Bridge Facility Documentation by each of the parties thereto, and the effectiveness of the commitments thereunder, (c) the date that the Acquisition Agreement is terminated in accordance with its terms, (d) receipt by the Commitment Parties of written notice from the Borrower of its election to terminate all commitments under the Facilities in full, (e) the closing of the Acquisition without the use of the Term Facilities or the Bridge Facility and (f) January 31, 2017 (the “Commitment Termination Date”); provided, that if the Termination Date (as defined in the Acquisition Agreement, as in on effect on the date hereof) is extended to a date not later than April 30, 2017 pursuant to Section 7.1(b) of the Acquisition Agreement (as in effect on the date hereof), the Commitment Termination Date shall be, upon written notice of such extension to the Lead Arrangers from the Borrower, automatically extended to such date.

[The remainder of this page intentionally left blank.]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:
/s/ Joseph L. Corah
Name:	Joseph L. Corah
Title:	Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:
/s/ Peter Hall
Name:	Peter Hall
Title:	Managing Director

[Signature Page to Project Confluence Commitment Letter]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:
/s/ Christopher Day
Name:	Christopher Day
Title:	Authorized Signatory

By:
/s/ Karim Rahimtoola
Name:	Karim Rahimtoola
Title:	Authorized Signatory

CREDIT SUISSE SECURITIES (USA) LLC

By:
/s/ SoVonna Day Goins
Name:	SoVonna Day-Goins
Title:	Authorized Signatory

[Signature Page to Project Confluence Commitment Letter]

UBS AG, STAMFORD BRANCH

By:
/s/ Francisco Pinto-Leite
Name:	Francisco Pinto-Leite
Title:	Managing Director

By:
/s/ Michael Lawton
Name:	Michael Lawton
Title:	Leveraged Capital Markets
Executive Director

UBS SECURITIES LLC

By:
/s/ Francisco Pinto-Leite
Name:	Francisco Pinto-Leite
Title:	Managing Director

By:
/s/ Michael Lawton
Name:	Michael Lawton
Title:	Leveraged Capital Markets

[Signature Page to Project Confluence Commitment Letter]

Accepted and agreed to as of the date first written above:

ANTHEM, INC.

By:
/s/ Wayne S. DeVeydt
Name:	Wayne S. DeVeydt
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Project Confluence Commitment Letter]

SCHEDULE 1

Initial Bridge Lender	Commitment Percentage

Bank of America, N.A.	35%

Credit Suisse AG	35%

UBS AG, Stamford Branch	30%

Total	100%

Initial Term Lender	Three Year Tranche		Five Year Tranche
	Commitment Amount	Commitment Percentage	Commitment Amount	Commitment Percentage

Bank of America, N.A.	$200,000,000	10%	$200,000,000	10%

Credit Suisse AG	$200,000,000	10%	$200,000,000	10%

UBS AG, Stamford Branch	$175,000,000	8.75%	$175,000,000	8.75%
Total	$575,000,000	28.75%	$575,000,000	28.75%

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS

BRIDGE FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit A is attached.

Borrower:	Anthem, Inc. (the “Borrower”).

Guarantor:	The Acquired Business shall become a guarantor of the Bridge Facility not later than 10 business days following the Closing Date if the Acquired Business is not merged into the Borrower on or prior to such date (with the Borrower as the surviving entity and successor obligor under the Acquired Business’s debt securities). In addition, if at any time the Acquired Business provides a guarantee of the Borrower’s existing senior unsecured notes, the Acquired Business shall concurrently become a guarantor.

Transactions:	The Borrower intends to acquire (the “Acquisition”) all of the outstanding equity interests in Cigna Corporation (the “Acquired Business”) through a merger transaction with Anthem Merger Sub Corp. (“Merger Sub”) (where the Acquired Business is the surviving entity) and subsequent merger of the Acquired Business into the Borrower substantially concurrently with the initial merger (where the Borrower is the surviving entity), in each case, subject to and in accordance with the terms of the Agreement and Plan of Merger (together with the schedules and exhibits thereto, the “Acquisition Agreement”), dated as of July 24, 2015, among the Borrower, the Acquired Business and Merger Sub for an aggregate cash consideration set forth in the Acquisition Agreement as in effect on the date hereof (the “Acquisition Cash Consideration”) and common stock of the Borrower as set forth in the Acquisition Agreement as in effect on the date hereof (the “Acquisition Stock Consideration” and, together with the Acquisition Cash Consideration, the “Acquisition Consideration”). In connection with the Acquisition, the Borrower may (a) obtain the 364-day senior unsecured bridge term loan credit facility described below under the caption “Bridge Facility”, (b) obtain the senior unsecured term loan facilities described in Exhibit B, (c) issue common or preferred equity or equity-linked securities (including, without limitation, debt or preferred equity securities convertible to common stock) in a public offering or private placement (collectively, the “Takeout Equity”), (d) issue senior unsecured notes of the Borrower in a public offering or private placement (the “Senior Notes”, and, together with the Takeout Equity, the “Takeout Securities”) and (e) pay the fees and expenses incurred in connection with the Transactions (as defined below) (the

Exhibit A-1

“Transaction Costs”). The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

Administrative Agent:	Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative agent (the “Bridge Administrative Agent”) for the Lenders under the Bridge Facility.

Co-Syndication Agents:	Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”) and UBS AG, Stamford Branch (“UBS AG”) will act as sole and exclusive syndication agents for the Bridge Facility (the “Syndication Agent”).

Joint Lead Arrangers and Joint Bookrunners:

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and UBS Securities LLC will act as exclusive joint lead arrangers and exclusive joint bookrunners for the Bridge Facility (each a “Lead Arranger” and together, the “Lead Arrangers”).

Lenders:	Bank of America, CS and UBS AG, Permitted Assignees and other banks, financial institutions and institutional lenders selected by the Lead Arrangers with the consent of the Borrower (not to be unreasonably withheld or delayed) for such financial institutions and lenders not otherwise previously identified by the Lead Arrangers to the Borrower in writing (collectively, the “Bridge Lenders”).

Bridge Facility:	A senior unsecured bridge term loan credit facility in an aggregate principal amount in U.S. dollars of up to $26,500,000,000 (the “Bridge Facility”), less all reductions applicable pursuant to the “Mandatory Prepayments and Commitment Reductions” and “Optional Prepayments and Commitment Reductions” sections below.

Purpose:	The proceeds of the borrowings under the Bridge Facility shall be used by the Borrower to pay a portion of (i) the Acquisition Cash Consideration and (ii) the Transaction Costs.

Availability:	The Bridge Facility shall be available in a single draw on the Closing Date.

Interest Rates and Fees:	As set forth in Annex I hereto.

Calculation of Interest and Fees:

Other than calculations in respect of interest at the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be

Exhibit A-2

made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs, changes in capital adequacy, liquidity and capital requirements or their interpretation (including pursuant to Dodd-Frank or Basel III), illegality, unavailability and clear of withholding or other taxes (it being understood that in connection with capital adequacy and capital requirements and their interpretation, as well as other similar yield projection provisions, each Lender will agree to treat the Borrower no worse than similarly situated borrowers).

Maturity:	The Bridge Facility will mature on the date that is 364 days after the Closing Date (the “Bridge Maturity Date”).

Scheduled Amortization:	None.

Mandatory Prepayments and Commitment Reductions:

On or prior to the Closing Date, the aggregate commitments in respect of the Bridge Facility under the Commitment Letter or under the Credit Documentation (as applicable) shall be automatically and permanently reduced, and after the Closing Date, the aggregate loans under the Bridge Facility shall be prepaid, in each case, dollar-for-dollar, by the following amounts:

(a) 100% of the net cash proceeds (other than proceeds from (i) any casualty or condemnation event, (ii) any intercompany transfer, (iii) any ordinary course sale-leaseback transaction, (iv) dispositions by regulated insurance subsidiaries to the extent that, notwithstanding the use of commercially reasonable efforts by the Borrower and such subsidiaries, regulatory approvals required for the upstreaming of the proceeds to the Borrower cannot be obtained, or (v) other dispositions not to exceed $50,000,000 in any single transaction or series of related transactions) of all non-ordinary course asset sales or other dispositions of property by the Borrower and its subsidiaries (including proceeds from the sale of stock of any subsidiary of the Borrower) other than net cash proceeds of any non-ordinary course sale or other disposition that are reinvested in assets to be used in the Borrower’s and/or its subsidiaries’ business within 180 days of receipt of such proceeds;

(b) 100% of the net cash proceeds received from any incurrence of debt for borrowed money (including, without limitation, the Senior Notes (including into escrow) and the Term Facilities (such reduction to occur automatically upon the effectiveness of the Term Facilities Documentation (as defined in Exhibit B)) other

Exhibit A-3

than (i) any intercompany debt of the Borrower or any of its subsidiaries, (ii) issuances of commercial paper in the ordinary course of business, (iii) any debt of the Borrower or any of its subsidiaries incurred (x) in the ordinary course, (y) to pay Transaction costs, including any fees under the Fee Letter or the Commitment Letter or (z) otherwise (other than to fund any portion of the Acquisition Cash Consideration), in each case, subject to pro forma compliance with the financial covenant under the Existing Credit Agreement (as defined in Exhibit B), (iv) other incurrences of debt not to exceed $100,000,000 in the aggregate at any time outstanding, (v) indebtedness under the Existing Credit Agreement and any replacement, refinancing or increase thereof to the extent the aggregate net cash proceeds at any time received and then outstanding does not exceed $3,500,000,000 and (vi) borrowings under existing credit facilities and refinancings of existing indebtedness; and

(c) 100% of the net cash proceeds received from any issuance of equity (including any securities convertible into equity) (in a public offering or private placement) (including, without limitation, any Takeout Equity) by the Borrower in a capital raising transaction, subject to exceptions for employee stock option or purchase plans, issuances of equity to the shareholders and option holders of the Acquired Business in connection with the Acquisition, equity issued to sellers as consideration for any other acquisition by the Borrower or its subsidiaries and other equity issuances to be agreed upon.

Optional Prepayments and Commitment Reductions:

The Bridge Facility may be prepaid at any time in whole or in part without premium or penalty, upon written notice, at the option of the Borrower, except that any prepayment of LIBOR advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs of the Lenders resulting therefrom. Prior to the Closing Date, the commitments under the Bridge Facility (including pursuant to this Commitment Letter) may be reduced permanently or terminated, in whole or in part, by the Borrower at any time without penalty (other than any customary LIBOR breakage costs associated with any LIBOR borrowing requests that have not been funded as of the date of such commitment reduction).

Conditions Precedent to Borrowing on the Closing Date:	The borrowing under the Bridge Facility on the Closing Date will be subject solely to the conditions precedent set forth in Section 5

Exhibit A-4

of the Commitment Letter and Exhibit C to the Commitment Letter.

Bridge Facility Documentation:

The definitive documentation for the Bridge Facility (the “Bridge Facility Documentation”) will be based on the Bridge Documentation Principles (as defined below) and will contain only those conditions to borrowing, representations, warranties, covenants and events of default expressly set forth in this Exhibit A and will otherwise be subject to the Limited Conditionality Provision.

As used herein, “Bridge Documentation Principles” shall mean documentation and definitions, as applicable, that are substantially identical to the Existing Credit Agreement referred to below (the “Documentation Precedent”) and the related agreements executed and/or delivered in connection with the Documentation Precedent, with changes and modifications that (i) reflect the terms of this Exhibit A (taking into account the exercise of any “flex” provisions in the Fee Letter) and that the Bridge Facility is a “bridge loan” facility, (ii) are necessary to reflect the operational and strategic requirements of the Borrower and its subsidiaries (after giving effect to the Transactions) in light of their size, total assets, geographic locations, industry (and risks and trends associated therewith), businesses, business practices, operations, financial accounting and the Projections, (iii) reflect operational, agency, assignment and related provisions not specifically set forth herein that are customarily included in credit agreements with respect to which the Bridge Administrative Agent acts as administrative agent, (iv) reflect changes in law or accounting standards or cure mistakes or defects and (v) are otherwise mutually agreed upon by the Borrower and the Lead Arrangers.

Representations and Warranties:

Subject to the Bridge Documentation Principles, substantially similar to the Existing Credit Agreement (including with respect to exceptions, baskets and materiality qualifiers) with such modifications as may be agreed among the parties and limited to the following: (i) organization, powers, (ii) authorization, (iii) enforceability, (iv) governmental approvals, (v) financial statements, (vi) no material adverse change, (vii) properties, (viii) litigation, (ix) federal reserve regulation, (x) investment company act, (xi) use of proceeds, (xii) tax returns, (xiii) no material misstatements, (xiv) employee benefit plans, (xv) environmental matters, (xvi) compliance with laws and contracts, (xvii) use of proceeds in violation of laws against sanctioned persons, FCPA, PATRIOT Act and (xviii) solvency (to be defined in a manner

Exhibit A-5

substantially the same as set forth on Annex I to Exhibit C attached hereto).

Covenants:	Subject to the Bridge Documentation Principles, those affirmative, negative and financial covenants substantially similar to the Existing Credit Agreement (including with respect to exceptions, baskets and materiality qualifiers) with such modifications as may be agreed among the parties, or otherwise noted below, and limited to the following:

	(a)	Affirmative Covenants: (i) existence, business and properties; compliance with laws, (ii) insurance, (iii) obligations and taxes, (iv) financial statements, reports, etc., (v) litigation and other notices, (vi) maintaining records, access to properties and inspections, (vii) use of proceeds and (viii) use of proceeds in violation of laws against sanctioned persons and FCPA.

	(b)	Negative Covenants: Restrictions on (i) liens, (ii) mergers, consolidation and sale of all or substantially all assets, (iii) changes in corporate structure and (iv) ERISA compliance.

	(c)	Financial Covenant:

Maximum Debt to Total Capitalization Ratio as of the last day of each fiscal quarter of not more than 60%; provided, that for purposes of any calculation of this financial covenant prior to the Closing Date, debt incurred prior to the Closing Date to finance the Acquisition (and the proceeds thereof) shall be excluded from such calculation if such debt either (i) in the case of debt securities issued pursuant to a registered public offering or a private placement for resale pursuant to Rule 144A, such debt reduces the commitments under the Bridge Facility and is subject to a “special mandatory redemption” provision (or other similar provision that requires the repayment of such debt in the event the Acquisition Agreement is terminated or the Acquisition is abandoned prior to consummation) or (ii) in the case of other debt, the Borrower shall have delivered a compliance certificate, including a certification that (1) the proceeds of such debt are intended to fund the Acquisition, (2) promptly following the incurrence thereof, such debt shall have reduced (either mandatorily or by the Borrower’s voluntary election) the commitments

Exhibit A-6

under the Bridge Facility and (3)(A) the Borrower shall promptly repay such debt in the event the Acquisition Agreement is terminated or the Acquisition is abandoned prior to consummation or (B) such debt is commercial paper with a maturity of not more than six months from the date of its incurrence.

Events of Default:	Subject to the Bridge Documentation Principles, substantially similar to the Existing Credit Agreement (including with respect to exceptions, baskets, grace periods and materiality qualifiers) with such modifications as may be agreed among the parties and limited to the following: (i) inaccuracy of representations in any material respects, (ii) nonpayment of principal, interest, fees or other amounts when due, (iii) failure to perform or observe covenants set forth in the Credit Documentation in respect of the Bridge Facility, (iv) cross defaults to other material indebtedness, (v) bankruptcy and insolvency defaults, (vi) material monetary judgments and (vii) change of control.

Assignments and Participations:

Prior to the funding thereof, the Bridge Lenders will be permitted to assign commitments on terms substantially consistent with Section 8 of the Commitment Letter. From and after the funding thereof, the Bridge Lenders will be permitted to assign loans under the Bridge Facility in minimum amounts to be agreed upon with the consent of the Borrower (not to be unreasonably withheld, and such consent not to be required (x) during the continuance of a payment or bankruptcy event of default or (y) in connection with an assignment to a Bridge Lender, an affiliate of a Bridge Lender or an approved fund). The Borrower shall be deemed to have consented to any assignment if it shall have failed to respond to a request for consent within ten business days. All assignments shall require the consent of the Bridge Administrative Agent. The Bridge Lenders will be permitted to sell participations in loans and commitments without restriction. Voting rights of participants shall be limited to customary significant matters such as changes in amount, rate and maturity date. An assignment fee in the amount of $3,500 will be charged to the assigning lender with respect to each assignment unless waived by the Bridge Administrative Agent.

Waivers and Amendments:	Amendments and waivers of the provisions of the Credit Documentation will require the approval of Lenders holding advances and commitments representing more than 50% of the aggregate advances and commitments under the Bridge Facility (the “Required Lenders”), except that the consent of each Lender

Exhibit A-7

directly affected thereby will be required with respect to customary matters, including, among other things, (i) increases in commitment amount of such Lender, (ii) reductions of principal, interest, or fees payable to such Lender and (iii) extensions of scheduled maturities or times for payment of the loans or commitments of such Lender.

Indemnification:	Subject to the limitations set forth in Section 4 of the Commitment Letter to which this Exhibit A is attached, the Borrower will indemnify and hold harmless the Bridge Administrative Agent, each Lead Arranger, each Lender and each of their affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Transactions, the Bridge Facility, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable and documented out-of pocket attorneys’ fees and settlement costs, except, in each case, to the extent such losses, liabilities, claims, damages or expenses resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct. This indemnification shall survive and continue for the benefit of all such persons or entities, regardless of whether or not the Closing Date occurs.

Governing Law:	New York.

Expenses:	Subject to the limitations set forth in Section 4 of the Commitment Letter to which this Exhibit A is attached, the Borrower will pay all reasonable and documented out-of-pocket costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all Credit Documentation, including, without limitation, the legal fees and expenses of the Bridge Administrative Agent’s counsel, regardless of whether or not the Closing Date occurs. The Borrower will also pay the reasonable and documented out-of-pocket expenses of each Lender in connection with the enforcement of any of the Credit Documentation related to the Bridge Facility following a default or event of default thereunder; provided that the Borrower shall not be liable for the fees, disbursements and charges of more than one primary counsel for the Lenders taken as a whole and, if necessary, one separate firm for the Lenders taken as a whole in each relevant regulatory field and each relevant jurisdiction with respect to the same matter (unless there shall exist an actual or perceived conflict of interest among the Lenders, in which case, one or more additional firms shall be permitted after notice to the Borrower to the extent necessary to eliminate such conflict).

Exhibit A-8

Counsel to the Bridge Administrative Agent and Lead Arrangers:	Latham & Watkins LLP.

Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to exclusive New York jurisdiction.

Exhibit A-9

ANNEX I

TO EXHIBIT A

Interest Rates:	The interest rates per annum applicable to the Bridge Facility will be, at the option of the Borrower (i) LIBOR (calculated on a 360-day basis) plus the Applicable LIBOR Margin (as hereinafter defined) or (ii) the Base Rate (calculated on a 365/366-day basis) plus the Applicable Base Rate Margin (as hereinafter defined).

The Borrower may select interest periods of one, two, three or six months (and, if agreed to by all relevant Lenders, twelve months) for LIBOR advances. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

“LIBOR” and “Base Rate” will have meanings customary and appropriate for financings of this type (and in any event shall not be less than 0.00%).

Default Interest:	Automatically upon the occurrence of a payment event of default, the amount of principal, interest and other amounts overdue shall bear interest at a default rate of interest equal to an additional 2% per annum over the rate otherwise applicable and such interest will be payable on demand and in the case of overdue interest and other amounts, 2% in excess of the interest rate applicable to the principal on which such interest accrued.

Applicable LIBOR Margin:

	Pricing Level I	Pricing Level II	Pricing Level III	Pricing Level IV
Ratings	≥A-/A3	BBB+/Baa1	BBB/Baa2	≤BBB-/Baa3
Closing Date through 89 days following the Closing Date	100.0 bps	112.5 bps	125.0 bps	137.5 bps
90th day following the Closing Date through 179th day following the Closing Date	125.0 bps	137.5 bps	150.0 bps	162.5 bps
180th day following the Closing Date through 269th day following the Closing Date	150.0 bps	162.5 bps	175.0 bps	187.5 bps

Annex A-I-1

	Pricing Level I	Pricing Level II	Pricing Level III	Pricing Level IV
Ratings	≥A-/A3	BBB+/Baa1	BBB/Baa2	≤BBB-/Baa3
From the 270th day following the Closing Date	175.0 bps	187.5 bps	200.0 bps	212.5 bps

The foregoing pricing shall be based on the senior, unsecured non-credit enhanced long-term indebtedness for borrowed money of the Borrower issued by either Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Financial Services LLC (“S&P”) (collectively, the “Public Debt Rating”). If (a) each of the Public Debt Ratings falls within a different pricing level, then the pricing level shall be set based on the higher of such pricing levels; provided that if there is a split in Public Debt Ratings of more than one level, the pricing level that is one level lower than the pricing level of the higher Public Debt Rating shall apply, (b) if the Borrower has only one Public Debt Rating, the pricing level shall be set based upon such single Public Debt Rating and (c) if the Borrower does not have any Public Debt Rating, pricing level IV shall apply.

Applicable Base Rate Margin:	The greater of (i) 0% and (ii) the Applicable LIBOR Margin minus 1.00%.

Duration Fees:	The Borrower will pay a fee (the “Duration Fee”), for the ratable benefit of the Lenders, in an amount equal to (i) 0.50% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 90 days after the Closing Date, due and payable in cash on such 90th day (or if such day is not a business day, the next business day); (ii) 0.75% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 180 days after the Closing Date, due and payable in cash on such 180th day (or if such day is not a business day, the next business day); and (iii) 1.00% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 270 days after the Closing Date, due and payable in cash on such 270th day (or if such day is not a business day, the next business day).

Annex A-I-2

EXHIBIT B

SUMMARY OF TERMS AND CONDITIONS

TERM FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit B is attached.

Borrower:	Anthem, Inc. (the “Borrower”).

Guarantor:	The Acquired Business shall become a guarantor of the Term Facilities not later than 10 business days following the Closing Date if the Acquired Business is not merged into the Borrower on or prior to such date (with the Borrower as the surviving entity and successor obligor under the Acquired Business’s debt securities). In addition, if at any time the Acquired Business provides a guarantee of the Borrower’s existing senior unsecured notes, the Acquired Business shall concurrently become a guarantor.

Transactions:

The Borrower intends to acquire (the “Acquisition”) all of the outstanding equity interests in Cigna Corporation (the “Acquired Business”) through a merger transaction with Anthem Merger Sub Corp. (“Merger Sub”) (where the Acquired Business is the surviving entity) and subsequent merger of the Acquired Business into the Borrower substantially concurrently with the initial merger (where the Borrower is the surviving entity), in each case, subject to and in accordance with the terms of the Agreement and Plan of Merger (together with the schedules and exhibits thereto, the “Acquisition Agreement”), dated as of July 24, 2015, among the Borrower, the Acquired Business and Merger Sub for an aggregate cash consideration set forth in the Acquisition Agreement as in effect on the date hereof (the “Acquisition Cash Consideration”) and common stock of the Borrower as set forth in the Acquisition Agreement as in effect on the date hereof (the “Acquisition Stock Consideration” and, together with the Acquisition Cash Consideration, the “Acquisition Consideration”). In connection with the Acquisition, the Borrower may (a) obtain the 364-day senior unsecured bridge term loan credit facility described in Exhibit A, (b) obtain the senior unsecured term loan facilities described under the caption “Term Facilities” (the “Term Facilities”), (c) issue common or preferred equity or equity-linked securities (including, without limitation, debt or preferred equity securities convertible to common stock) in a public offering or private placement (collectively, the “Takeout Equity”), (d) issue senior unsecured notes of the Borrower in a public offering or private placement (the “Senior Notes”, and, together with the Takeout Equity, the “Takeout Securities”) and (e) pay the fees and

Exhibit B-1

expenses incurred in connection with the Transactions (as defined below) (the “Transaction Costs”). The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

Administrative Agent:	Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative agent (the “Term Administrative Agent”) for the Lenders under the Term Facilities.

Co-Syndication Agents:

Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”) and UBS AG, Stamford Branch (“UBS AG”) will act as sole and exclusive syndication agents for the Term Facilities.

Joint Lead Arrangers and Joint Bookrunners:

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and UBS Securities LLC will act as exclusive joint lead arrangers and exclusive joint bookrunners for the Term Facilities (each a “Lead Arranger” and together, the “Lead Arrangers”).

Lenders:

Bank of America, CS and UBS AG, Permitted Assignees and other banks, financial institutions and institutional lenders selected by the Lead Arrangers with the consent of the Borrower (not to be unreasonably withheld or delayed) for such institutions and lenders not previously identified to the Borrower by the Lead Arrangers in writing.

Term Facilities:

Senior unsecured term loan credit facilities in an aggregate principal amount in U.S. dollars of up to $4,000,000,000 (the “Term Facilities”) comprised of two tranches: (a) a tranche of up to $2,000,000,000 with a three-year term (the “Three Year Tranche”) and (b) a tranche up to $2,000,000,000 with a five-year term (the “Five Year Tranche”).

Purpose:	The proceeds of the borrowings under the Term Facilities shall be used by the Borrower to pay a portion of (i) the Acquisition Cash Consideration and (ii) the Transaction Costs.

Availability:	The Term Facilities shall be available in a single draw on the concurrent funding thereof.

Interest Rates and Fees:	As set forth in Annex I hereto.

Calculation of Interest and Fees:

Other than calculations in respect of interest at the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be

Exhibit B-2

made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:

Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs, changes in capital adequacy, liquidity and capital requirements or their interpretation (including pursuant to Dodd-Frank or Basel III), illegality, unavailability and clear of withholding or other taxes (it being understood that in connection with capital adequacy and capital requirements and their interpretation, as well as other similar yield projection provisions, each Lender will agree to treat the Borrower no worse than similarly situated borrowers).

Maturity:	The Three Year Tranche will mature on the third anniversary of the Effective Date (the “Three Year Tranche Maturity Date”).

The Five Year Tranche will mature on the fifth anniversary of the Effective Date (the “Five Year Tranche Maturity Date”).

Scheduled Amortization:	Loans under the Three Year Tranche will not be subject to quarterly amortization and shall be payable in full on the Three Year Tranche Maturity Date.

Loans under the Five Year Tranche will be subject to quarterly amortization of principal equal to 2.5% of the original aggregate principal amount thereof, with the balance payable on the Five Year Tranche Maturity Date.

Mandatory Prepayments and Commitment Reductions:	None.

Optional Prepayments and Commitment Reductions:

The Term Facilities may be prepaid at any time in whole or in part without premium or penalty, upon written notice, at the option of the Borrower, except that any prepayment of LIBOR advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs of the Lenders resulting therefrom. Prior to the funding thereof, the commitments under the Term Facilities may be reduced permanently or terminated in whole or in part by the Borrower at any time without penalty (other than any customary LIBOR breakage costs associated with any LIBOR borrowing requests that have not been funded as of the date of such commitment reduction). Optional prepayments or commitment reductions may be allocated between the Three Year tranche and the Five Year Tranche as determined by the Borrower.

Exhibit B-3

Effective Date and the Conditions Precedent to the Effective Date:

The date (“Effective Date”) on which the Term Facilities Documentation (as defined below) is fully executed and delivered by the parties thereto. The occurrence of the Effective Date will be subject solely to the conditions precedent as reasonably agreed between the Term Administrative Agent, the initial Term Lenders and the Borrower as set forth in the Term Facilities Documentation; provided that such conditions shall be a subset of (and no more onerous in any respect than) the conditions referred to below under the heading “Conditions Precedent to Borrowing”.

Conditions Precedent to Borrowing:	The concurrent borrowing under the Term Facilities will be subject solely to the conditions precedent set forth in Section 5 of the Commitment Letter and Exhibit C to the Commitment Letter.
Term Facilities Documentation:

The definitive documentation for the Term Facilities (the “Term Facilities Documentation” and, together with the Bridge Facility Documentation, the “Credit Documentation”) will be based on the Term Documentation Principles (as defined below) and will contain only those conditions to borrowing, representations, warranties, covenants and events of default expressly set forth in this Exhibit B and will otherwise be subject to the Limited Conditionality Provision.

As used herein, “Term Documentation Principles” shall mean documentation and definitions, as applicable, that are substantially identical to the Existing Credit Agreement referred to below (the “Documentation Precedent”) and the related agreements executed and/or delivered in connection with the Documentation Precedent, with changes and modifications that (i) reflect the terms of this Exhibit B and that the Term Facilities are “term loan” facilities, (ii) are necessary to reflect the operational and strategic requirements of the Borrower and its subsidiaries (after giving effect to the Transactions) in light of their size, total assets, geographic locations, industry (and risks and trends associated therewith), businesses, business practices, operations, financial accounting and the Projections, (iii) reflect operational, agency, assignment and related provisions not specifically set forth herein that are customarily included in credit agreements with respect to which the Term Administrative Agent acts as administrative agent, (iv) reflect changes in law or accounting standards or cure mistakes or defects and (v) are otherwise mutually agreed upon by the Borrower and the Lead Arrangers.

Exhibit B-4

Representations and Warranties:

Subject to the Term Documentation Principles, substantially similar to that certain credit agreement, dated September 30, 2010, by and among the Borrower, Bank of America N.A., as administrative agent, and the lenders and others parties thereto from time to time (as amended, restated, refinanced, increased or otherwise modified from time to time prior to the execution of the Credit Documentation, the “Existing Credit Agreement”) (including with respect to exceptions, baskets and materiality qualifiers) with such modifications as may be agreed among the parties and limited to the following: (i) organization, powers, (ii) authorization, (iii) enforceability, (iv) governmental approvals, (v) financial statements, (vi) no material adverse change, (vii) properties, (viii) litigation, (ix) federal reserve regulation, (x) investment company act, (xi) use of proceeds, (xii) tax returns, (xiii) no material misstatements, (xiv) employee benefit plans, (xv) environmental matters, (xvi) compliance with laws and contracts, (xvii) use of proceeds in violation of laws against sanctioned persons, FCPA, PATRIOT Act and (xviii) solvency (to be defined in a manner substantially the same as set forth on Annex I to Exhibit C attached hereto).

Covenants:	Subject to the Term Documentation Principles, those affirmative, negative and financial covenants substantially similar to the Existing Credit Agreement (including with respect to exceptions, baskets and materiality qualifiers) with such modifications as may be agreed among the parties, or otherwise noted below, and limited to the following:

	(a)	Affirmative Covenants: (i) existence, business and properties; compliance with laws, (ii) insurance, (iii) obligations and taxes, (iv) financial statements, reports, etc., (v) litigation and other notices, (vi) maintaining records, access to properties and inspections, (vii) use of proceeds and (viii) use of proceeds in violation of laws against sanctioned persons and FCPA.

	(b)	Negative Covenants: Restrictions on (i) liens, (ii) mergers, consolidation and sale of all or substantially all assets, (iii) changes in corporate structure and (iv) ERISA compliance.

	(c)	Financial Covenant:

Maximum Debt to Total Capitalization Ratio as of the last day of each fiscal quarter of not more than 50%; provided, that for purposes of any calculation of this financial covenant prior to the Closing Date,

Exhibit B-5

debt incurred prior to the Closing Date to finance the Acquisition (and the proceeds thereof) shall be excluded from such calculation if such debt either (i) in the case of debt securities issued pursuant to a registered public offering or a private placement for resale pursuant to Rule 144A, such debt reduces the commitments under the Bridge Facility and is subject to a “special mandatory redemption” provision (or other similar provision that requires the repayment of such debt in the event the Acquisition Agreement is terminated or the Acquisition is abandoned prior to consummation) or (ii) in the case of other debt, the Borrower shall have delivered a compliance certificate, including a certification that (1) the proceeds of such debt are intended to fund the Acquisition, (2) promptly following the incurrence thereof, such debt shall have reduced (either mandatorily or by the Borrower’s voluntary election) the commitments under the Bridge Facility and (3)(A) the Borrower shall promptly repay such debt in the event the Acquisition Agreement is terminated or the Acquisition is abandoned prior to consummation or (B) such debt is commercial paper with a maturity of not more than six months from the date of its incurrence. Notwithstanding the foregoing, the Borrower shall be permitted to increase the Maximum Debt to Total Capitalization Ratio to (x) 60% for any fiscal quarter in which the Acquisition occurs and for the three consecutive fiscal quarters immediately thereafter and (y) 55% for the following four consecutive fiscal quarters (after which time the Maximum Debt to Total Capitalization Ratio shall be reduced to 50%).

Events of Default:	Subject to the Term Documentation Principles, substantially similar to the Existing Credit Agreement (including with respect to exceptions, baskets, grace periods and materiality qualifiers) with such modifications as may be agreed among the parties and limited to the following: (i) inaccuracy of representations in any material respects, (ii) nonpayment of principal, interest, fees or other amounts when due, (iii) failure to perform or observe covenants set forth in the Credit Documentation in respect of the Term Facilities, (iv) cross defaults to other material indebtedness, (v) bankruptcy and insolvency defaults, (vi) material monetary judgments and (vii) change of control.

Exhibit B-6

Assignments and Participations:

Prior to the funding thereof, the Lenders will be permitted to assign commitments on terms substantially consistent with Section 8 of the Commitment Letter. From and after the funding thereof, the Lenders will be permitted to assign loans under the Term Facilities in minimum amounts to be agreed upon with the consent of the Borrower (not to be unreasonably withheld, and such consent not to be required (x) during the continuance of a payment or bankruptcy event of default or (y) in connection with an assignment to a Lender, an affiliate of a Lender or an approved fund). The Borrower shall be deemed to have consented to any assignment if it shall have failed to respond to a request for consent within ten business days. All assignments shall require the consent of the Term Administrative Agent. The Lenders will be permitted to sell participations in loans and commitments without restriction. Voting rights of participants shall be limited to customary significant matters such as changes in amount, rate and maturity date. An assignment fee in the amount of $3,500 will be charged to the assigning lender with respect to each assignment unless waived by the Term Administrative Agent.

Waivers and Amendments:	Amendments and waivers of the provisions of the Credit Documentation will require the approval of Lenders holding advances and commitments representing more than 50% of the aggregate advances and commitments under the Term Facilities (the “Required Lenders”), except that the consent of each Lender directly affected thereby will be required with respect to customary matters, including, among other things, (i) increases in commitment amount of such Lender, (ii) reductions of principal, interest, or fees payable to such Lender and (iii) extensions of scheduled maturities or times for payment of the loans or commitments of such Lender. An extension by a Lender of the maturity of its loans under a Term Facility consented to by Required Lenders will not in addition require the consent of non-extending Lenders.

Indemnification:	Subject to the limitations set forth in Section 4 of the Commitment Letter to which this Exhibit B is attached, the Borrower will indemnify and hold harmless the Term Administrative Agent, each Lead Arranger, each Lender and each of their affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Transactions, the Term Facilities, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable and documented out-of pocket attorneys’ fees and settlement costs, except, in each case, to the extent such losses,

Exhibit B-7

liabilities, claims, damages or expenses resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct. This indemnification shall survive and continue for the benefit of all such persons or entities regardless of whether or not the funding of the Term Facilities occurs.

Governing Law:	New York.

Expenses:	Subject to the limitations set forth in Section 4 of the Commitment Letter to which this Exhibit B is attached, the Borrower will pay all reasonable and documented out-of-pocket costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all Credit Documentation, including, without limitation, the legal fees and expenses of the Term Administrative Agent’s counsel, regardless of whether or not the funding of the Term Facilities occurs. The Borrower will also pay the reasonable and documented out-of-pocket expenses of each Lender in connection with the enforcement of any of the Credit Documentation related to the Term Facilities following a default or event of default thereunder; provided that the Borrower shall not be liable for the fees, disbursements and charges of more than one primary counsel for the Lenders taken as a whole and, if necessary, one separate firm for the Lenders taken as a whole in each relevant regulatory field and each relevant jurisdiction with respect to the same matter (unless there shall exist an actual or perceived conflict of interest among the Lenders, in which case, one or more additional firms shall be permitted after notice to the Borrower to the extent necessary to eliminate such conflict).

Counsel to the Term Administrative Agent and Lead Arrangers:	Latham & Watkins LLP.

Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to exclusive New York jurisdiction.

Exhibit B-8

ANNEX I

TO EXHIBIT B

Interest Rates:	The interest rates per annum applicable to the Term Facilities will be, at the option of the Borrower (i) LIBOR (calculated on a 360-day basis) plus the Applicable LIBOR Margin (as hereinafter defined) or (ii) the Base Rate (calculated on a 365/366-day basis) plus the Applicable Base Rate Margin (as hereinafter defined).

The Borrower may select interest periods of one, two, three or six months (and, if agreed to by all relevant Lenders, twelve months) for LIBOR advances. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

“LIBOR” and “Base Rate” will have meanings customary and appropriate for financings of this type (and in any event shall not be less than 0.00%).

Default Interest:	Automatically upon the occurrence of a payment event of default, the amount of principal, interest and other amounts overdue shall bear interest at a default rate of interest equal to an additional 2% per annum over the rate otherwise applicable and such interest will be payable on demand and in the case of overdue interest and other amounts, 2% in excess of the interest rate applicable to the principal on which such interest accrued.

Applicable LIBOR Margin:

	Pricing Level I	Pricing Level II	Pricing Level III	Pricing Level IV	Pricing Level V
Ratings	≥A/A2	A-/A3	BBB+/Baa1	BBB/Baa2	≤BBB-/Baa3
Three Year Tranche	75 bps	87.5 bps	100 bps	112.5 bps	125 bps
Five Year Tranche	87.5 bps	100 bps	112.5 bps	125 bps	137.5 bps

The foregoing pricing shall be based on the senior, unsecured non-credit enhanced long-term indebtedness for borrowed money of the Borrower issued by either Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Financial Services LLC (“S&P”) (collectively, the “Public Debt Rating”). If (a) each of the Public Debt Ratings falls within a different pricing level, then the pricing level shall be set based on the higher of such pricing levels; provided that if there is a split in Public Debt Ratings of more than one level, the pricing level that is one level lower than the pricing level of the higher Public Debt Rating shall apply, (b) if the Borrower has only one Public Debt Rating, the pricing level shall be set based upon such single Public Debt Rating and (c) if the Borrower does not have any Public Debt Rating, pricing level V shall apply. Applicable Base

Annex B-I-1

Rate Margin:	The greater of (i) 0% and (ii) the Applicable LIBOR Margin minus 1.00%.

Annex B-I-2

EXHIBIT C

PROJECT CONFLUENCE

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit C is attached.

The initial borrowing under the Facilities will be subject to the following additional conditions precedent (subject to the Limited Conditionality Provision):

(i)        The Acquisition shall be consummated in accordance with the Acquisition Agreement substantially concurrently with or prior to the closing of the Facilities and the Acquisition Agreement shall not have been amended or modified, and no condition shall have been waived or consent granted (other than waivers by the Acquired Business), in any respect that is materially adverse to the Lenders or the Lead Arrangers (in each case, in their capacities as such) without the Lead Arrangers’ prior written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided that (i) increases in purchase price, if funded with common equity or other equity in a form reasonably satisfactory to the Lead Arrangers shall not be deemed to be materially adverse to the interests of the Lenders and the Lead Arrangers and shall not require the consent of the Lead Arrangers to the extent funded by such equity only; and (ii) decreases in purchase price shall not be deemed to be materially adverse to the interests of the Lenders or the Lead Arrangers and shall not require the consent of the Lead Arrangers if such purchase price reduction shall reduce dollar-for-dollar the commitments in respect of the Bridge Facility.

(ii)       The Lead Arrangers shall have received for each of the Borrower and the Acquired Business (a) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for the three most recent fiscal years ended at least 90 days prior to the Closing Date and (b) U.S. GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity (to the extent available) and cash flows for each subsequent fiscal quarter ended at least 45 days before the Closing Date, which financial statements shall meet in all material respects the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-3, provided that the Borrower’s and the Acquired Business’s public filing of any required financial statements with the SEC shall constitute delivery of such financial statements to the Lead Arrangers. The Lead Arrangers acknowledge receipt of (i) the annual audited financial statements of the Borrower and the Acquired Business for the fiscal years ended December 31, 2012, December 31, 2013 and December 31, 2014 and (ii) the unaudited consolidated balance sheets and related statements of income and cash flows of each of the Acquired Business and the Borrower for the fiscal quarter ended March 31, 2015.

Exhibit C-1

(iii)     The Lead Arrangers shall have received pro forma consolidated balance sheet of the Borrower as of the last day of the most recently completed fiscal year or fiscal quarter, as applicable, for which financial statements have been delivered pursuant to paragraph (ii) above and pro forma consolidated income statement for the most recently completed fiscal year and for the most recently completed fiscal quarter, if applicable, for which financial statements have been delivered pursuant to paragraph (ii) above, in each case prepared after giving effect to the Transactions as if the Transactions had occurred as of the last day of the applicable fiscal year or fiscal quarter (in the case of such balance sheet) or at the beginning of the applicable fiscal year or fiscal quarter (in the case of such income statement), which pro forma financial statements shall meet in all material respects the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-3.

(iv)     (A) The Administrative Agents shall have received customary legal opinions, corporate organizational documents, good standing certificates, resolutions and other customary closing certificates, and a customary borrowing notice and (B) the Acquisition Agreement Representations shall be true and correct and the Specified Representations shall be true and correct in all material respects (or if qualified by materiality, in all respects) as of the Closing Date.

(v)      The Administrative Agents shall have received a solvency certificate from the chief financial officer or other authorized financial officer of the Borrower in the form attached as Annex I hereto.

(vi)     The Lead Arrangers, the Administrative Agents and the Lenders shall have received all fees and invoiced expenses required to be paid on or prior to the Closing Date pursuant to the Fee Letter or Commitment Letter, (solely with respect to expenses) to the extent invoiced at least 2 business days prior to the Closing Date.

(vii)    The Lead Arrangers shall have received at least three business days prior to the Closing Date, to the extent requested in writing at least ten business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

(viii)   With respect to the Term Facilities, commitments shall have been received from Lenders under the Term Facilities (other than the Initial Term Lenders) in an aggregate amount not less than 71.25% of the aggregate principal amount of the Term Facilities and the aggregate principal amount of the Term Facilities shall not be less than $3,000,000,000.

Exhibit C-2

ANNEX I

TO EXHIBIT C

FORM OF

SOLVENCY CERTIFICATE

[            ], 201[    ]

This Solvency Certificate is delivered pursuant to Section [    ] of the Credit Agreement dated as of [            ], 201[    ], among [            ] (the “Credit Agreement’). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in his capacity as an officer of the Borrower and not in his individual capacity, as follows:

1. I am the [Chief Financial Officer] of the Borrower. I am familiar with the Transactions and have reviewed the Credit Agreement, financial statements referred to in Section [    ] of the Credit Agreement and such documents and made such investigation as I deemed relevant for the purposes of this Solvency Certificate.

2. As of the date hereof, immediately prior to the consummation of the [Transactions] (on a pro forma basis giving effect to the [Acquisition] and the incurrence of indebtedness under the [Facilities]), on and as of such date (i) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, at a fair valuation on a going concern basis, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its subsidiaries on a consolidated and going concern basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (iii) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured in the ordinary course of business; and (iv) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as [Chief Financial Officer] of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

[ ● ]

By:

Name:
Title:	[Chief Financial Officer]